Exhibit 99.1

McEWEN MINING: Q3 2024 RESULTS

TORONTO, November 5th, 2024 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today released its financial and operational results for the third quarter ended September 30, 2024 (“Q3”). The Company achieved significant improvements in revenue and operating profitability, driven by higher gold prices and strong production. The results reflect McEwen Mining’s ongoing commitment to expanding gold and silver production, advancing its large copper project and robust investment in exploration programs.

Financial Highlights (Q3 2024 vs Q3 2023)

•	Revenue increased 36% to $52.3 million due to higher realized gold prices and an increase in gold equivalent ounces (GEOs) produced for our 100%-owned mines. Average gold price sold was $2,499 per ounce in Q3 vs $1,920 in Q3 2023.

•	Gross profit increased 268% to $13.8 million due to higher gold prices, improved operational efficiencies and higher production.

•	Net loss significantly decreased to $2.1 million or $0.04 per share, compared to a net loss of $18.5 million or $(0.39) per share in Q3 2023, reflecting the Company’s focused efforts on cost controls and lower expenditures at the Los Azules copper project.

•	Operating cash flow increased to $23.2 million or $0.45 per share, compared to negative operating cash flow of $2.3 million or $(0.04) per share in Q3 2023, primarily reflecting the improvement in gross profit above.

•	Adjusted EBITDA(1) increased 586% to $10.5 million or $0.20 per share, compared to $1.5 million or $0.03 per share in Q3 2023. Adjusted EBITDA excludes the impact of McEwen Copper’s results and reflects the operating earnings of our mining assets, including the San José mine. This measure underscores McEwen Mining’s success in improving cash flow and operating performance across its production portfolio.

Operational Highlights

•	Gold Bar Mine, Nevada: Production reached 13,640 oz Au(1) in Q3, a 43% increase compared to the same period in 2023, driven by higher gold grades and improved recovery rates. The site is on track to meet its annual production guidance of 40,000 to 43,000 oz Au.

•	Fox Complex, Canada: Production totaled 7,855 oz Au(1) down 30% year-over-year, impacted by a temporary shortfall in development due to a stope failure in Q2 2024 that limited stope availability. However, the Company anticipates enhanced stope availability in Q4 2024, which will support increased production. The Fox Complex is expected to produce approximately 15-20% fewer ounces compared to its annual guidance of 40,000 to 42,000 oz Au.

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•	San José Mine, Argentina: The 49% share of production from the San José Mine in Argentina was 13,684 GEOs(1)(3). Lower than anticipated grades contributed to a 23% decrease from Q3 2023. Nevertheless, Hochschild plc, as operator of the San José mine, expects to achieve its annual guidance for San José, which stands at 50,000 to 60,000 GEOs for McEwen Mining’s attributable share. The improved metal price environment has allowed the San José mine to build a strong liquidity position, with an increase of $40.4 million in working capital from $34.1 million at September 30, 2023 to $75.5 million at September 30, 2024, while also investing $8.5 million in exploration and $3.5 million in expanding the mill during 2024.

•	Strong safety record:

Time Since Last Lost Time Injury (LTI)
Gold Bar mine	54 months no LTI
Fox Complex	33 months no LTI
Los Azules project	1.3 million manhours no LTI

Corporate Developments

McEwen Copper recently raised $56 million at $30 per share to fund the ongoing development of its Los Azules copper project in Argentina. Of the total raised, $14 million was contributed by McEwen Mining, $5 million by Rob McEwen, $35 million by Nuton LLC, a Rio Tinto venture, and $2 million by two individual investors. Following these investments, McEwen Mining’s ownership in McEwen Copper now stands at 46.4% and the post-money market value of McEwen Copper is now $984 million. Over $350 million have been invested in exploration to develop Los Azules as a world-class copper deposit, including amounts spent by Minera Andes Inc. until 2012 and McEwen Mining until 2021.

McEwen Mining completed the acquisition of Timberline Resources in August, thereby expanding our exploration and potential production footprint in Nevada. This acquisition includes three properties in Nevada: Eureka, which is close to our Gold Bar Mine, and contains an oxide gold resource of 423,000 oz (Measured and Indicated) and 84,000 oz (Inferred) plus attractive exploration targets; Paiute, which is adjacent to McEwen Copper’s Elder Creek project; and Seven Troughs, which is purported to host the highest grade historical gold mine in the State of Nevada(4), with production starting from 1907. All represent opportunities for long-term growth.

Exploration and Development Investments Driving Future Growth

The investment in exploration and development continued in the quarter with $6.1 million on the Los Azules copper project and $5.3 million across Gold Bar and Fox Complex. Activities during the quarter were:

•	Los Azules Copper Project, Argentina: Our flagship copper development project is moving steadily towards completion of the feasibility study scheduled for publication in the first half of 2025. The latest private placement funding of $56 million will allow McEwen Copper to complete this study. Additional funding will support other initiatives, including discovery-oriented exploration programs.

•	Gold Bar Mine, Nevada: Exploration activities are focused on near-mine drilling, aimed at extending the mine life and identifying new resource areas. A mine plan is in place to extend production from Gold Bar into 2029, and additional opportunities at the Eureka property, obtained through the Timberline acquisition, could potentially contribute to production beginning in 2027, depending on permitting and exploration outcomes.

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•	Fox Complex, Canada: During the first nine months (9M) of 2024, $5.5 million was invested developing our Stock project at the Fox Complex. Earthworks have been completed in preparation for our mine portal construction later in 2024, with the intent of driving a ramp connecting the Stock East, Stock Main and Stock West zones. Rehabilitation of the historic Stock shaft is being considered to provide alternative means of accessing these zones to facilitate increased production.

Individual Mine Performance (See Table 1):

Gold Bar production increased 43% to 13,640 oz Au(1) in Q3, compared to 9,507 oz Au in Q3 2023 due to higher mined grades and recovery rates. During 9M 2024, gold production was 37,654 oz Au and the mine remains on track to meet annual costs per ounce guidance and production of 40,000 to 43,000 oz Au.

Cash costs and AISC per GEO sold(2) in Q3 were $1,281 and $1,822, respectively, due to higher planned stripping costs in the quarter. Operations are expected to deliver on full-year cost guidance.

Gold Bar Mine ($ millions)	Q3 2024	Q3 2023	9M 2024	9M 2023
Revenue from gold sales	33.3	18.0	88.2	45.5
Cash costs	17.1	14.4	49.5	41.5
Gross margin	16.2	3.6	38.7	4.0
Gross margin %	48.6%	20.0%	43.9%	8.8%

Fox gold production was 7,855 oz Au(1), a 30% decrease compared to 11,174 oz Au in Q3 2023 due to a stope failure in Q2 2024, which led to a shortfall in development and limited stope availability during the quarter. During 9M 2024, gold production was 23,600 oz Au vs 34,200 oz Au in 9M 2023. While stope availability is expected to improve during Q4 2024, resulting in higher gold production compared to prior quarters in 2024, annual production is projected to be 15-20% below our guidance of 40,000 to 42,000 oz Au.

Cash costs and AISC per GEO sold(2) in Q3 were $1,572 and $1,953, respectively. Accelerated development costs to improve stope availability for Q4 2024 increased unit costs during the third quarter. While we expect production to improve in the fourth quarter, including by adding new production from our Black Fox mine, we expect unit costs to be 15 to 20% higher than guidance.

Fox Complex ($ millions)	Q3 2024	Q3 2023	9M 2024	9M 2023
Revenue from gold sales	19.0	20.3	51.5	61.9
Cash costs	12.6	12.1	37.3	38.6
Gross margin	5.9	8.2	14.2	23.2
Gross margin %	33.7%	40.4%	27.5%	37.5%

San José’s attributable production was 13,684 GEOs, a 23% decrease from 17,798 GEOs in Q3 2023. Production was impacted by lower gold and silver grades mined. Production is expected to increase during Q4 2024. During 9M 2024, 41,290 attributable GEOs were produced. Hochschild Mining, our joint venture partner and mine operator, asserts that the mine remains on track to meet annual production guidance, with our attributable portion at 50,000 to 60,000 GEOs.

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Cash costs per GEO sold(2) in Q3 was $2,173 and AISC per GEO sold was $2,675. While cost inflation remained high from an Argentine perspective, the relative strength of the Peso against the US Dollar continued to increase costs in US Dollar terms. Combined with temporary lower than expected mined grades, unit costs were higher than planned. While production is expected to recover in Q4 2024 through mining from new areas, unit costs are expected to remain above guidance due to macroeconomic factors.

San José Mine—100% basis ($ millions)	Q3 2024	Q3 2023	9M 2024	9M 2023
Revenue from gold and silver sales	70.4	64.5	210.6	179.4
Cash costs	58.0	43.4	154.1	131.4
Gross margin	12.4	20.8	44.2	25.4
Gross margin %	17.6%	32.2%	21.0%	14.2%

Management Conference Call

Management will discuss our Q3 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

Wednesday November 6th 2024 at 11:00 AM EST	Toll-Free Dial-In North America:	(888) 210-3454
	Toll-Free Dial-In Other Countries:	https://events.q4irportal.com/custom/access/2324/
	Toll Dial-In:	(646) 960-0130
	Conference ID Number:	3232920
	Webcast Link:	https://events.q4inc.com/attendee/716235143/guest

An archived replay of the webcast will be available approximately 2 hours following the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Table 1 below provides production and cost results for Q3 & 9M 2024 with comparative results for Q3 & 9M 2023 and our Guidance for 2024.

	Q3		9M		2024
	2023	2024	2023	2024	Guidance
Consolidated Production
GEOs(1)	38,500	35,200	104,400	103,500	130,000-145,000
Gold Bar Mine, Nevada
GEOs(1)	9,500	13,600	23,800	37,700	40,000-43,000
Cash Costs per GEO Sold(2)	1,529	1,281	1,743	1,302	$1,450-1,550
AISC per GEO Sold(2)	2,160	1,822	2,203	1,548	$1,650-1,750
Fox Complex, Canada
GEOs(1)	11,200	7,900	34,200	23,600	40,000-42,000
Cash Costs per GEO Sold(2)	1,078	1,572	1,129	1,572	$1,225-1,325
AISC per GEO Sold(2)	1,288	1,953	1,321	1,909	$1,450-1,550
San José Mine, Argentina (49%)(3)
GEOs(1)	17,800	13,700	46,400	41,300	50,000-60,000
Cash Costs per GEO Sold(2)	1,445	2,173	1,505	1,788	$1,300-1,500
AISC per GEO Sold(2)	1,953	2,675	1,971	2,194	$1,500-1,700

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Notes:

1.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 85:1 for Q3 2024 and 82:1 for Q3 2023. 2024 production guidance is calculated based on an 85:1 gold to silver price ratio. Gold Bar and Fox mines produce insignificant (silver) co-products with gold, therefore GEOs and ‘Oz Au’ are equivalent measures.

2.	Cash costs per ounce and all-in sustaining costs (AISC) per ounce are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For a definition of the non-GAAP measures see "Non-GAAP- Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the quarter ended September 30, 2024, filed on EDGAR and SEDAR Plus.

3.	Represents the portion attributable to us from our 49% interest in the San José Mine.

4.	Records indicate historic production from 1907-1955 was 158,468 oz. gold grading 35.6 g/t and 995,876 oz. of silver grading 223.9 g/t.

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A (MSC)., the owner of the San José Mine, is responsible for and has supplied the Company with all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our US GAAP results and using the non-GAAP measures supplementally.

The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

The presentation of these measures, including the minority interest in the San José mine, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash costs, cash cost per ounce, all-in sustaining costs, all-in sustaining cost per ounce, adjusted EBITDA and average realized price per ounce differently than we do, limiting the usefulness as a comparative measure.

Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures used by the mining industry provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

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•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include the costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activity performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expense, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposals, impairment charges and any items that are deducted for the purpose of normalizing items.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales:

	Three months ended September 30, 2024			Nine months ended September 30, 2024
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$17,078	$12,604	$29,682	$49,515	$37,343	$86,858
Mine site reclamation, accretion and amortization	328	162	490	943	433	1,376
In-mine exploration	165	—	165	647	—	647
Capitalized mine development (sustaining)	5,246	2,870	8,116	5,246	7,275	12,521
Capital expenditures on plant and equipment (sustaining)	1,459	—	1,459	2,438	—	2,438
Sustaining leases	17	24	41	70	290	360
All-in sustaining costs	$24,293	$15,660	$39,953	$58,860	$45,341	$104,200
Ounces sold, including stream (GEO)	13.3	8.0	21.3	38.0	23.8	61.8
Cash cost per ounce sold ($/GEO)	$1,281	$1,572	$1,390	$1,302	$1,572	$1,406
AISC per ounce sold ($/GEO)	$1,822	$1,953	$1,871	$1,548	$1,909	$1,687

	Three months ended September 30, 2023			Nine months ended September 30, 2023
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales - Cash costs (100% owned)	$14,399	$12,069	$26,468	$41,446	$38,597	$80,043
Mine site reclamation, accretion and amortization	—	—	—	—	—	—
In-mine exploration	1,457	—	1,457	3,054	—	3,054
Capitalized underground mine development (sustaining)	—	2,227	2,227	—	6,058	6,058
Capital expenditures on plant and equipment (sustaining)	4,478	—	4,478	7,655	—	7,655
Sustaining leases	8	124	132	237	523	760
All-in sustaining costs	$20,342	$14,420	$34,762	$52,392	$45,178	$97,570
Ounces sold, including stream (GEO)	9.4	11.2	20.6	23.8	34.2	58.0
Cash cost per ounce sold ($/GEO)	$1,529	$1,078	$1,284	$1,743	$1,129	$1,381
AISC per ounce sold ($/GEO)	$2,160	$1,288	$1,686	$2,203	$1,321	$1,683

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(in thousands, except per ounce)
San José mine cash costs (100% basis)
Production costs applicable to sales - Cash costs	$58,031	$43,380	$154,136	$131,434
Mine site reclamation, accretion and amortization	338	—	1,003	386
Site exploration expenses	1,605	2,538	4,926	7,336
Capitalized underground mine development (sustaining)	7,045	11,890	21,425	27,939
Less: Depreciation	(616)	(909)	(2,036)	(2,162)
Capital expenditures (sustaining)	5,031	1,718	9,674	7,119
All-in sustaining costs	$71,434	$58,617	$189,128	$172,052
Ounces sold (GEO)	26.7	29.8	86.2	87.5
Cash cost per ounce sold ($/GEO)	$2,173	$1,445	$1,788	$1,505
AISC per ounce sold ($/GEO)	$2,675	$1,953	$2,194	$1,971

McEwen Mining Inc.	Page 6

Adjusted EBITDA and adjusted EBITDA per share

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our wholly owned operations in production; we disclose this metric as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our precious metal operations and capital activities separately from our copper exploration operations. The most directly comparable measure prepared in accordance with GAAP is net loss before income and mining taxes. Adjusted EBITDA is calculated by adding back McEwen Copper's income or loss impacts on our consolidated income or loss before income and mining taxes.

The following tables present a reconciliation of adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

	(in thousands)		(in thousands)
Adjusted EBITDA
Net loss before income and mining taxes	$(1,267)	$(28,617)	$(39,578)	$(110,873)
Less:
Depreciation and depletion	8,921	8,506	24,009	24,286
Loss from investment in McEwen Copper Inc. (Note 9)	1,852	—	36,680	—
Advanced Projects – McEwen Copper Inc.	—	18,478	—	78,883
General, interest and other – McEwen Copper Inc.	—	2,179	—	(3,033)
Interest expense	983	982	2,928	4,007
Adjusted EBITDA	$10,489	$1,528	$24,039	$(6,730)
Weighted average shares outstanding (thousands)	51,953	47,471	50,380	47,442
Adjusted EBITDA per share	$0.20	$0.03	$0.48	$(0.14)

Average realized price

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We prepare this measure to evaluate our performance against the market (London P.M. Fix). The average realized price for our 100% owned properties is calculated as gross sales of gold and silver, less streaming revenue, divided by the number of net ounces sold in the period, less ounces sold under the streaming agreement.

The following table reconciles the average realized prices to the most directly comparable U.S. GAAP measure, revenue from gold and silver sales. Ounces of gold and silver sold for the San José mine are provided to us by MSC.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

	(in thousands, except per ounce)
Average realized price - 100% owned
Revenue from gold and silver sales	$52,250	$38,404	$140,954	$107,551
Less: revenue from gold sales, stream	349	527	1,283	1,567
Revenue from gold and silver sales, excluding stream	$51,901	$37,877	$139,671	$105,984
GEOs sold	21.3	20.6	61.8	58.0
Less: gold ounces sold, stream	0.6	0.9	2.1	2.7
GEOs sold, excluding stream	20.8	19.7	59.6	55.3
Average realized price per GEO sold, excluding stream	$2,499	$1,920	$2,342	$1,916

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

	(in thousands, except per ounce)
Average realized price - San José mine (100% basis)
Gold sales	$41,739	$38,563	$125,422	$105,319
Silver sales	28,622	25,932	85,214	74,124
Gold and silver sales	$70,361	$64,495	$210,636	$179,443
Gold ounces sold	15.8	18.0	51.3	51.5
Silver ounces sold	928	994	2,957	2,979
GEOs sold	26.7	30.0	86.2	87.3
Average realized price per gold ounce sold	$2,639	$2,138	$2,445	$2,044
Average realized price per silver ounce sold	$30.83	$26.08	$28.82	$24.88
Average realized price per GEO sold	$2,635	$2,149	$2,443	$2,055

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Report on Form 10-Q for the three months ended March 31, 2024, June 30, 2024, and September 30, 2024, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns 46.4% of McEwen Copper which owns the large, advanced-stage Los Azules copper project in Argentina. The Company’s objective is to improve the productivity and life of its assets with the goal of increasing its share price and providing an investor yield. Rob McEwen, Chairman and Chief Owner, has a personal investment in the companies of US$225 million. His annual salary is US$1.

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McEwen Mining Inc.	Page 8